Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2020, relating to the financial statements and financial highlights of Innovator 20+ Year Treasury Bond 5 Floor ETF – July and Innovator 20+ Year Treasury Bond 9 Buffer ETF – July, each a series of Innovator ETFs Trust, for the period ended October 31, 2020, and to the references to our firm under the headings “Fund Service Prodivers” and “Financial Highlights” in the Prospectuses and “Investment Adviser and Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 26, 2021